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Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

 DataMirror Named “Company to Watch” in 2003

by Intelligent Enterprise Magazine

   DataMirror Recognized for Contributions in the Data Integration Market

TORONTO, CANADA - December 11th, 2002 - DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today announced that it has been selected by CMP Media’s Intelligent Enterprise Magazine as a “Company to Watch” in 2003 in the Integration category for the second consecutive year. Each year, the magazine’s editors select standout companies after assessing each company’s technology leadership and seeking feedback from Intelligent Enterprise readers.

"We believe businesses will increasingly rely on the chosen companies to help make their organizations smarter, faster and more profitable," says Justin Kestelyn, Editor-in-chief, Intelligent Enterprise. "These companies enable organizations across all industries to receive increased business insight and gain a competitive edge. DataMirror's strong contribution to the integration market makes them a solid leader in the strategic IT space."

“It’s rewarding to know that the industry, businesses and Intelligent Enterprise readers understand the importance of our real-time solutions and recognize the tangible benefits that our LiveBusiness™ solutions provide to enterprises worldwide,” says Nigel Stokes, CEO, DataMirror. “Next year and beyond, DataMirror will continue its industry leadership by providing organizations with technologies that enable cross-company information sharing, support intelligent business decisions, and provide the ability to create a true real-time enterprise.”

DataMirror’s solutions enable the real-time flow of data across an enterprise, allowing businesses to gain competitive advantage and maximize their return on investment through enhanced operational efficiencies, increased service levels, heightened supply chain visibility, and streamlined business processes.

The Companies to Watch are divided into four core categories all of which help form complete IT solutions – intelligence, integration, infrastructure and collaborative commerce. Each of the companies selected are placed into one of the four categories, depending on their respective contributions. In-depth features about the Companies to Watch will appear in the January 1st, 2003 edition of Intelligent Enterprise, as well as on the web at www.IntelligentEnterprise.com.

About Intelligent Enterprise

Published 18 times annually, Intelligent Enterprise is the only magazine dedicated to the strategic business applications that turn information into intelligence. It serves an exclusive audience of 100,000 business and IT professionals who plan and deploy the strategic applications their companies depend on to improve decision making, enhance business performance, and maximize the value of customer relationships. Intelligent Enterprise provides both the context and the technical detail needed to take strategic business applications from concept to deployment, covering such interlocking technology categories as: application development, business intelligence and data warehousing, data management, enterprise application integration, enterprise/e-business applications, CRM and customer analytics, knowledge management, scalable server hardware, enterprise storage, and systems and applications management. For more information, contact Tara Gibb at 650-513-4566 or tgibb@cmp.com. Access free subscriptions from the Web site at www.IntelligentEnterprise.com.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency software, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

1,700 companies have gone live with DataMirror software including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Toronto, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2002 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.